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                                                                  EXHIBIT 23.8.3

                          INDEPENDENT AUDITORS' CONSENT

General Partners
Catawba Club Associates, Limited:

We consent to the use of our reports relating to the audits of the financial statements as of and for the years ended December 31, 1997, 1996 and 1995 of Catabwa Club Associates, Limited, included herein and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

Our reports dated February 23, 1998, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note E to the financial statements, the Partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note E. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                        KPMG PEAT MARWICK LLP

Greenville, South Carolina
October 6, 1998